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STARWOOD TO REDEEM ITS 6.25%
SENIOR NOTES DUE 2013

STAMFORD, Conn. (May 30, 2012) – Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT) announced today that it is exercising its option to redeem all of its outstanding 6.25% Senior Notes due 2013 (CUSIP No.85590A AK0) (the “Notes”), of which an aggregate principal amount of approximately $494,870,000 is outstanding.

The redemption date will be June 29, 2012. The redemption price will be equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes discounted to the date of redemption, on a semi-annual basis, at a rate equal to the sum of the applicable Treasury Rate (as defined in the Notes) plus 35 basis points. Accrued interest will be paid to, but excluding, the date of redemption. The Treasury Rate will be calculated on the third business day preceding the date of redemption.

About Starwood Hotels & Resorts Worldwide, Inc.

Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with 1,103 properties in nearly 100 countries and 154,000 employees at its owned and managed properties. Starwood is a fully integrated owner, operator and franchisor of hotels, resorts and residences with the following internationally renowned brands: St. Regis®, The Luxury Collection®, W®, Westin®, Le Méridien®, Sheraton®, Four Points® by Sheraton, Aloft®, and ElementSM. The Company boasts one of the industry’s leading loyalty programs, Starwood Preferred Guest (SPG), allowing members to earn and redeem points for room stays, room upgrades and flights, with no blackout dates. Starwood also owns Starwood Vacation Ownership, Inc., a premier provider of world-class vacation experiences through villa-style resorts and privileged access to Starwood brands. For more information, please visit www.starwoodhotels.com.

(Note: This press release contains forward-looking statements within the meaning of federal securities regulations. Forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties and other factors that may cause actual results or events to differ materially from those anticipated at the time the forward-looking statements are made. These risks and uncertainties are presented in detail in our filings with the Securities and Exchange Commission. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that results and events will not materially differ. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.) The names of actual companies and products mentioned herein may be the trademarks of their respective owners.